EXHIBIT 4.5.10
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     TENTH SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE (this “Tenth Senior Secured Notes Supplemental Indenture”) dated as of September 8, 2011 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the affiliates of the Issuers party hereto (the “Additional Senior Secured Note Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar and collateral agent (the “Original Collateral Agent”) and Wilmington Trust (London) Limited, as additional collateral agent (the “Additional Collateral Agent”), to the indenture dated as of February 1, 2011, as amended or supplemented (the “Senior Secured Notes Indenture”), in respect of the issuance of an aggregate principal amount of $1,000,000,000 of 6.875% Senior Secured Notes due 2021 (the “Senior Secured Notes”).
W I T N E S S E T H :
     WHEREAS pursuant to Section 4.11 of the Senior Secured Notes Indenture, each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Senior Secured Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment and the other obligations of the Issuers under the Senior Secured Notes and the Senior Secured Notes Indenture;

     WHEREAS the Original Collateral Agent is the collateral agent with respect to the collateral of the Additional Senior Secured Note Guarantors;
     WHEREAS pursuant to Section 9.01(a)(vi) of the Senior Secured Notes Indenture, the Trustee, the Original Collateral Agent, the Additional Collateral Agent, BP I and the Issuers are authorized (i) to amend the Senior Secured Notes Indenture to add a Senior Secured Note Guarantor with respect to any Senior Secured Note and (ii) to execute and deliver this Tenth Senior Secured Notes Supplemental Indenture;
     Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Secured Notes Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Senior Secured Note Guarantors mutually covenant and agree for the equal and ratable benefit of the Trustee and the Holders of the Senior Secured Notes as follows:
          1. Assumption. Graham Packaging Company Inc. hereby assumes all of the obligations of Bucephalas Acquisition Corp., as a Successor Senior Secured Note Guarantor under the Senior Secured Notes and the Senior Secured Notes Indenture and Additional Senior Secured Note Guarantor under this Tenth Senior Secured Notes Supplemental Indenture.
          2. Guarantee. Each Additional Senior Secured Note Guarantor hereby jointly and severally with all other Senior Secured Note Guarantors unconditionally guarantees the Issuers’ obligations under the Senior Secured Notes and the Senior Secured Notes Indenture on the terms and subject to the conditions set forth in Article X of the Senior Secured Notes Indenture and agrees to be bound by all other applicable provisions of the Senior Secured Notes Indenture.
          3. Ratification of Senior Secured Notes Indenture; Tenth Senior Secured Notes Supplemental Indenture Part of Senior Secured Notes Indenture. Except as expressly amended hereby, the Senior Secured Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Tenth Senior Secured Notes Supplemental Indenture shall form a part of the Senior Secured Notes Indenture for all purposes, and every holder of a Senior Secured Note heretofore or hereafter authenticated and delivered shall be bound hereby.
          4. Governing Law. THIS TENTH SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE ADDITIONAL SENIOR SECURED NOTE GUARANTORS AGREE TO SECTION 13.09 OF THE INDENTURE, INCLUDING WITH RESPECT TO SUBMISSION TO JURISDICTION, WAIVER OF OBJECTION

TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND PURSUANT TO SECTION 13.08, THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.
          5. Trustee, Original Collateral Agent and Additional Collateral Agent Make No Representations. The Trustee, Original Collateral Agent and Additional Collateral Agent make no representations as to the validity or sufficiency of this Tenth Senior Secured Notes Supplemental Indenture.
          6. Duplicate Originals. The parties may sign any number of copies of this Tenth Senior Secured Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
          8. No Adverse Interpretation of Other Agreements. This Tenth Senior Secured Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Tenth Senior Secured Notes Supplemental Indenture.
          9. No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Additional Senior Secured Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Secured Notes, this Tenth Senior Secured Notes Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Secured Notes by accepting a Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for the guarantee of the obligations under the Senior Secured Notes and the Senior Secured Notes Indenture by the Additional Senior Secured Note Guarantors. The waiver may not be effective to waive liabilities under the federal securities laws.
          10. Indemnity. (a) The Issuers, BP I and the Additional Senior Secured Note Guarantors executing this Tenth Senior Secured Notes Supplemental Indenture, subject to Section 10.08 of the Senior Secured Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Tenth Senior Secured Notes Supplemental Indenture or a Senior Secured Note Guarantee provided herein against the Issuers, BP I or an Additional Senior Secured Note Guarantor (including this Section) and defending itself against or investigating any claim (whether (i) asserted by the Issuers, BP I, any Additional Senior Secured Note Guarantor, any Holder or any other Person or (ii) with respect to any action taken by the Trustee under the 2007 Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement or any other agreement referenced herein). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Secured Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers, BP I or the Additional Senior Secured Note Guarantors executing this Tenth Senior Secured Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Senior Secured Note Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the Additional Senior Secured Note Guarantors in this Section, the Trustee shall have a Lien prior to the Senior Secured Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Secured Notes.
          11. Successors and Assigns. All covenants and agreements of the Issuers and the Additional Senior Secured Note Guarantors in this Tenth Senior Secured Notes Supplemental Indenture and the Senior Secured Notes shall bind their respective successors and assigns. All agreements of the Trustee and each Collateral Agent in this Tenth Senior Secured Notes Supplemental Indenture shall bind its successors and assigns.
          12. Severability. In case any one or more of the provisions contained in this Tenth Senior Secured Notes Supplemental Indenture or the Senior Secured Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Tenth Senior Secured Notes Supplemental Indenture or the Senior Secured Notes.
          13. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

if to any of the Issuers or any Additional Senior Secured Note Guarantor:
Suite 2502
Level 25 Citigroup Centre
2 Park Street
Sydney 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz
     and
     if to the Trustee, Original Collateral Agent, Principal Paying Agent, Transfer Agent or Registrar:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
     and
     if to the Additional Collateral Agent:
Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London EC2R 7AF
Facsimile: +44 (0)20 7397 3601
Attention: Paul Barton
          14. Amendments and Modification. This Tenth Senior Secured Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Secured Notes Indenture and by written agreement of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER LLC
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER INC.
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Officer

Supplemental Indenture
(Senior Secured Notes — 2011)

GRAHAM PACKAGING COMPANY INC.
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Assistant Secretary

BCP/GRAHAM HOLDINGS L.L.C.
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Assistant Secretary

GPC HOLDINGS LLC
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Assistant Secretary

Supplemental Indenture
(Senior Secured Notes — 2011)

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Original Collateral Agent
By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

Supplemental Indenture
(Senior Secured Notes — 2011)

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent
By:	/s/ Paul Barton
	Name:	Paul Barton
	Title:	Relationship Manager

Supplemental Indenture
(Senior Secured Notes — 2011)